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                                                                     EXHIBIT 2.2


                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Bill of Sale, Assignment, and Assumption Agreement is made and effective as of the 5th day of December, 2001, between TransTechnology Corporation, a Delaware corporation ("TTC"), and TransTechnology Engineered Components, LLC, a Delaware limited liability company ("TTEC").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     1. ASSETS ASSIGNED. Except as set forth in Section 2 herein, TTC hereby sells, contributes, assigns, transfers, conveys, and delivers to TTEC the entire right, title and interest of TTC in and to all of the assets used in or necessary for the operation of TTC's unincorporated division known as "The Palnut Company" ("Palnut"), including, without limitation, all of the following:

          a. All of the Equipment (as hereinafier defined) used in or necessary for the operation of Palnut. As used herein the term "Equipment" means, in addition to the definition of the term contained in the Uniform Commercial Code of the State of New Jersey (the "UCC"), all equipment, machinery, furniture, fixtures, and all other tangible assets, tools, tooling, and controls and operating accessories therefor.

          b. All of the Inventory (as hereinafter defined) used in or necessary for the operation of Palnut. As used herein the term "Inventory" means, in addition to the definition of the term contained in the UCC, all goods, merchandise, or other personal property held for sale or lease or fumished or to be furnished under any contract of sale or lease, all raw materials, work or goods in process, finished goods, or materials and supplies of every nature used, sold, consumed, or to be used, sold or consumed in Palnut's business, including without limitation all packing and shipping materials.

          c. All Accounts (as hereinafter defined) arising from the sale of Inventory by Palnut. As used herein the term "Accounts" means, in addition to the definition of the term contained in the UCC, any and all obligations of any kind due or owing and all rights to receive payment or any other consideration, whether classified under the UCC as accounts, contract rights, chattel paper, letter of credit rights or letters of credit, instruments, general intangibles, or otherwise.

          d. All General Intangibles (as hereinafier defined) used in or necessary for the operation of Palnut. As used herein the term "General Intangibles" means, in addition to the definition of the term contained in the UCC, all trade secrets and other proprietary information, trademarks, service marks, business names, copyrights (including without limitation copyrights for computer programs) and all tangible property embodying the copyrights; patents (including without limitation all divisions, renewals, or reissues thereof) and the variations or modifications and new applications of the technology covered by the patents; all goodwill associated with any of the foregoing and all remedies against infringements thereof and rights to protection of interest therein.


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          e. All rights of TTC under all leases of, and conditional sales contracts and title retention agreements relating to, Equipment of which Palnut is the lessee, or which are used in or necessary for the operation of Palnut.

          f. All rights of TTC under all contracts or agreements relating primarily to the operation of Palnut, including, without limiting the generality of the foregoing:

               (i) all unfilled purchase orders received by Palnut for the purchase of goods; and

               (ii) all forward commitments to Palnut for supplies or materials entered into in the usual and ordinary course of Palnut's business.

          g. All rights of TTC under all licenses, registrations, leases, clearances, and permits in respect of the assets transferred hereunder or relating primarily to the operation of Palnut.

          h. All general business, financial, tax, and personnel records, correspondence, and other documents used in or necessary for the business of Palnut, including, without limitation, customer, distributor, supplier and mailing lists (including prospective customers), sales materials, and research and marketing data.

          i. All prepaid expenses and deposits made by Palnut.

          j. All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of TTC and pertaining to, and to the extent arising out of, Palnut's business.

          k. Pursuant to a Deed in the form attached hereto as EXHIBIT A, all right, title and interest in and to the real property commonly known as 152 Glen Road, Mountainside, New Jersey 07092, together with all buildings, improvements and fixtures thereon (the "Palnut Facility").

          l. To the extent permitted by law, Palnut's experience incurred prior to the date hereof for purposes of ratings from and after the date hereof under New Jersey Workers' Compensation and Employers Liability Insurance.

          This transfer is made subject to the continuing security interests in some or all of the transferred assets held by Fleet National Bank (formerly known as BankBoston, N.A.), pursuant to the Second Amended and Restated Credit Agreement dated as of June 30, 1995, and amended and restated as of July 24, 1998, and as further amended and restated as of August 31, 1999, and further amended by the Consent and Amendment Agreement No. 1 dated August 21, 2000, as further amended by that certain Amendment Agreement No. 2 dated as of December 29, 2000, and as further amended by that certain Amendment Agreement No. 3 dated as of January 31, 2001.

     2. ASSETS NOT ASSIGNED. Notwithstanding the foregoing, TTC does not sell, contribute, assign, transfer, convey or deliver to TTEC any rights to the refund of any tax of any kind paid


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by TTC prior to the date hereof nor any right, title and interest in any General
Intangibles of TTC that are not used in or necessary for the operation of Palnut.

     3. LIABILITIES ASSUMED. TTEC hereby assumes and agrees to pay and satisfy in accordance with their terms, all of the following liabilities and obligations of TTC (collectively, the "Assumed Liabilities"):

          a. All trade payables of TTC arising from the purchase of goods and services by Palnut in the ordinary course of Palnut's business.

          b. All obligations of TTC under the following contracts relating to the operation of Palnut:

               (i) all unfilled purchase orders received by Palnut for the purchase of goods; and

               (ii) all forward commitments from Palnut for supplies or
                    materials entered into in the usual and ordinary course of Palnut's business.

          c. All liabilities and obligations of TTC regarding customer returns and customer warranty claims for products sold by Palnut on or prior to the date hereof.

          d. All product liability of, and similar claims for injury to person or property against TTC in connection with any products sold by Palnut on or prior to the date hereof and any products in the transferred Inventory.

          e. All civil, administrative or other claims and/or litigation solely involving Palnut or related solely to its operations that are pending against Palnut on or prior to the date hereof or arise from events occurring prior to the date hereof.

          f. All liabilities and obligations of TTC for wages and employment related taxes and expenses of employees of Palnut that accrue from and after the ending date of the most recently completed payroll period through the date hereof.

     4. RETAINED LIABILITIES. Notwithstanding the foregoing, TTC shall retain and shall pay and satisfy without liability to TTEC, the following liabilities and obligations (collectively, the "Retained Liabilities"):

          a. All liabilities and obligations of TTC related to any foreign, federal, state or local income, capital gain or other tax payable by TTC.

          b. All liabilities and obligations arising out of the lawsuit filed in the Circuit Court, County of Ionia, Michigan as American Bumper & Mfg. Co. v. TransTechnology Corp. & TRW Inc., No. 97-M-18491-CK, including any further litigation later arising with respect thereto.

          c. All liabilities and obligations in connection with the transfer of the Palnut Facility related to compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.


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          d. All liabilities and obligations in connection with the matter identified in item 3 of Section 2.2(u)(i) of the Disclosure Schedule to the Purchase Agreement (as hereinafter defined).

          e. The Executive Severance Agreement between TTC and Stan Erman dated January 12, 1998 and Amendment No. 1 thereto dated October 15, 1998 and Amendment No. 2 thereto dated January 18, 2001.

     5. FURTHER ASSURANCES. The parties hereto shall deliver any and all other instruments or documents, and shall take or cause to be taken all other actions, required to be delivered or taken pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions hereof including, without limitation, all instruments of transfer or other documents as may be necessary or desirable to transfer ownership or record the transfer of ownership of the assets purported to be transferred hereunder or to evidence the assumption of the Assumed Liabilities and/or retention of the Retained Liabilities. If any of the contracts or agreements or any other property or rights included in the assets purported to be transferred hereby are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party, TTC shall use all commercially reasonable efforts to obtain such consent as soon as possible and such consent shall be treated as being effective as of the date hereof. If such consent to assignment or transfer is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of TTC thereunder so that TTEC would not in fact receive all such rights thereunder, then TTC shall use all commercially reasonable efforts to obtain for TTEC the benefits that TTEC would have obtained if such asset could have been assigned or transferred to TTEC. TTEC shall use all commercially reasonable efforts to assist in that endeavor. TTC shall promptly pay to TTEC, when received, all moneys received by it in respect to any asset purported to be transferred hereunder which is not assignable or transferable or any claim or right or any other benefit arising therefrom.

     6. POWER OF ATTORNEY. TTC hereby constitutes and appoints TTEC, its successors and assigns, TTC's true and lawful attorney, with full power of substitution, in TTC's name and stead, but on behalf of and for the benefit of TTEC, its successors and assigns, to demand and receive any and all of the assets transferred hereunder and to give receipts and releases for and in respect of the same, and from time to time to institute and prosecute in TTC's name, or otherwise, at the expense and for the benefit of TTEC, its successors and assigns, any and all proceedings at law, in equity, or otherwise, which TTEC, its successors or assigns, may deem proper for the collection or reduction to possession of any of the assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, contributed, assigned, transferred, conveyed, or delivered to TTEC. TTC hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by TTC in any manner or for any reason whatsoever.

     7. RECORDING FEES AND TRANSFER TAXES. TTC shall be responsible for all recording fees, transfer taxes, and similar charges levied or assessed in connection with the transfer of assets hereunder and the perfection and documentation of TTEC's ownership thereof.

     8. NO RIGHTS IN THIRD PARTIES. Nothing expressed or implied herein is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason hereof; PROVIDED, HOWEVER, that


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the parties hereto acknowledge and agree that no provision of this Agreement shall limit in any respect the rights and obligations of any party to the Amended and Restated Share and Limited Liability Membership Interest Purchase Agreement dated as of August 23, 2001 between TTC and KTIN Acquisition, LLC to the extent such rights and obligations arise thereunder.

     9. AMENDMENT. This Bill of Sale, Assignment, and Assumption Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

     10. GOVERNING LAW. This Bill of Sale, Assignment, and Assumption Agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey, excluding those regarding conflicts of laws.

     IN WITNESS WHEREOF, TTC and TTEC have duly executed this Bill of Sale, Assignment, and Assumption Agreement as of the day and year first above written.


                                        TRANSTECHNOLOGY CORPORATION,
                                        a Delaware corporation


                                        By: /s/ Joseph F. Spanier
                                            ------------------------------------
                                            JOSEPH F. SPANIER,
                                            Vice President, CFO & Treasurer


                                        TRANSTECHNOLOGY ENGINEERED
                                        COMPONENTS, LLC, a Delaware limited
                                        liability company


                                        By: /s/ Gerald C. Harvey
                                            ------------------------------------
                                            GERALD C. HARVEY,
                                            Vice President and Secretary


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